      Financial Corporation

                                                                                                                          Contact:       Ronald J. Nicolas, Jr.
                                                                                                                                              Investor Relations Department
                                                                                                                                              Aames Financial Corporation
                                                                                                                                              (323) 210-5311

FOR IMMEDIATE RELEASE

AAMES EXTENDS EXCHANGE OFFER FOR ITS
5.5% CONVERTIBLE SUBORDINATED DEBENTURES

                  Los Angeles, CA - June 21, 2002 - Aames Financial Corporation (the "Company") (NASD OTC Bulletin Board: "AMSF") today announced that the expiration date of its offer to exchange (the "Exchange Offer") its newly issued 4.0% Convertible Subordinated Debentures due 2012 (the "New Debentures") for any and all of its outstanding 5.5% Convertible Subordinated Debentures due 2006 (the "Existing Debentures") has been extended to 5:00 p.m., New York City time, on Tuesday, July 2, 2002. The Exchange Offer had been scheduled to expire today, Friday, June 21, 2002, at 5:00 p.m., New York City time. To date, the Company has received tenders of Existing Debentures from holders of approximately $42.8 million principal amount, or approximately 37.6%, of the outstanding Existing Debentures.

                 The Company is a consumer finance company primarily engaged in the business of originating, selling and servicing home equity mortgage loans. Its principal market is borrowers whose financing needs are not being met by traditional mortgage lenders for a variety of reasons, including the need for specialized loan products or credit histories that may limit the borrowers' access to credit. The residential mortgage loans that the Company originates, which include fixed and adjustable rate loans, are generally used by borrowers to consolidate indebtedness or to finance other consumer needs and, to a lesser extent, to purchase homes. The Company originates loans through its retail and broker production channels. Its retail channel produces loans through its traditional retail branch network and through the Company's National Loan Centers, which produces loans primarily through affiliations with sites on the Internet. Its broker channel produces loans through its traditional regional broker office networks, and by sourcing loans through telemarketing and the Internet. At March 31, 2002, the Company operated 100 retail branches, 5 regional wholesale loan offices and 2 National Loan Centers throughout the United States.

                 This shall not constitute an offer to exchange or a solicitation of an offer to exchange the Existing Debenture for New Debentures. The Exchange Offer is being made solely pursuant to the offering memorandum dated May 15, 2002, as supplemented on June 6, 2002 and June 13, 2002, and related letter of transmittal. Investors and security holders are strongly advised to read both the offering memorandum, and supplements thereto, and the related letter of transmittal regarding the Exchange Offer because they contain important information.

                 From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K/A for the year ended June 30, 2001, "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Form 10-Q for the quarter ended March 31, 2002 and subsequent filings by the Company with the United States Securities and Exchange Commission.

                 The offering memorandum, including supplements thereto, and related letter of transmittal, filed with the Securities and Exchange Commission, along with the Company's other filings, including its Annual Report on Form 10-K/A, its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statement, can be obtained, free of charge, from the Securities and Exchange Commission's website http://www.sec.gov. In addition, these documents can be obtained from the Company, at no cost, by calling the Company's Investor Relations Department at (323) 210-5311. Copies of the offering memorandum and related letter of transmittal can also be obtained from D.F. King & Co., Inc., the information agent, at (212) 269-5550 (banks and brokers) or (800) 207-3159 (toll free).